Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rayonier Advanced Materials, Inc.:

We have issued our reports dated February 24, 2017, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Rayonier Advanced Materials, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Rayonier Advanced Materials, Inc. on Form S-8 (File No. 333-197093) and Forms S-3 (File No. 333-212068 and File No. 333-209747).

/s/ Grant Thornton LLP
Jacksonville, Florida
February 24, 2017